SFX Broadcasting, Inc.
October 3, 1996
Page 1










                                                        October 3, 1996



SFX Broadcasting, Inc.
150 East 58th Street, 19th Floor
New York, New York 10155

Gentlemen:

                  We have acted as counsel to SFX Broadcasting, Inc., a Delaware corporation (the "Company") in connection with its filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the issuance of up to 2,665,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock"), pursuant to the Agreement and Plan of Merger, dated April 15, 1996, as amended (the "Merger Agreement"), by and among the Company, SFX Merger Company, a wholly-owned subsidiary of the Company ("Acquisition Sub"), and Multi-Market Radio, Inc. ("MMR"), pursuant to which MMR shall be merged with and into Acquisition Sub which shall be the surviving corporation (the "Merger") and each share of common stock and preferred stock of MMR shall be automatically converted into shares of Common Stock and each outstanding warrant and option of MMR shall be assumed by the Company, all as more particularly described in the Registration Statement.

                  We have reviewed executed copies of the Merger Agreement and we have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.






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SFX Broadcasting, Inc.
October 3, 1996
Page 2

                  Based upon our examination, we are of the opinion that:

                   (i) The shares of Common Stock covered by the Registration Statement, when issued in accordance with the terms of the Merger Agreement, will be validly authorized and, subject to shareholder approval of an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock to 100,000,000 and the number of authorized shares Class B Common Stock to 1,000,000, will be legally issued, fully paid and non-assessable.

                  (ii) The shares of Common Stock which may be issued from time to time upon the exercise of the options and warrants issued by MMR and to be assumed by the Company pursuant to the Merger Agreement will, upon payment of the exercise price in accordance with the applicable warrant or option agreement, and assuming no change in the applicable law or facts, be legally issued, fully paid and nonassessable.

                  We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, this firm does not hereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                         Very truly yours,


                                         /s/ Baker & McKenzie
                                         ---------------------------
                                         Baker & McKenzie


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